UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    December 12, 2006

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2895 Greenspoint Parkway, Suite 600, Hoffman Estates, IL	60169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 781-3600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Decision by the Southern Association of Colleges and Schools (“SACS”) Regarding the Probationary Status of American InterContinental University (“AIU”)

On December 12, 2006, Career Education Corporation (the “Registrant”) issued a press release to report the decision by SACS regarding the probationary status of the Registrant’s AIU school.  A copy of the Registrant’s release is attached hereto as Exhibit 99.1, and the information contained therein is incorporated herein by reference.

Department of Education (“ED”) Program Review Update

As previously disclosed, the ED notified the Registrant in June 2005 that it was reviewing certain of the Registrant’s financial statements and annual compliance audit opinions and evaluating pending school program reviews at certain of the Registrant’s schools. The ED indicated that until these matters were addressed to its satisfaction, it would not approve any new applications for pre-acquisition review or change of ownership submitted by the Registrant. The ED further advised the Registrant that during this period, it will not approve applications for any additional branch campuses, which the ED refers to generally in its regulations as “additional locations.”

Since that time, the ED has reiterated to the Registrant that the outcomes of pending program reviews will be considered by the ED in connection with its evaluation of the pre-acquisition review and change of ownership restrictions that the ED imposed in June 2005.  The following is an update on the status of pending ED program reviews.

As previously disclosed, an ED program review is currently pending for the Registrant’s Gibbs College school in Livingston, New Jersey and the school’s branch campus, Katharine Gibbs School in Piscataway, New Jersey. In January 2004, the school responded to the ED’s initial findings report. In June 2005, the ED performed a follow-up review, and, in September 2005, the ED notified the school that additional information was required in response to its initial findings report. In November 2005, the school provided the ED with the requested additional information, and the school is awaiting a response from the ED.

As previously disclosed, in July 2006, the Registrant’s Briarcliffe College school was notified by the ED of the ED’s intent to conduct a program review. The school provided the ED with all information requested pursuant to the program review and is awaiting the ED’s program review report.

As previously disclosed, in November 2006, the Registrant’s Cooking and Hospitality Institute of Chicago school was notified by the ED of the ED’s intent to conduct a program review. The ED has begun but has not yet completed the program review.

In November 2006, subsequent to the Registrant’s filing of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, the Registrant’s Gibbs-Boston, Gibbs-New York (including the Gibbs-Philadelphia branch campus in Livingston, Pennsylvania), Gibbs-Vienna, Lehigh Valley College (“Lehigh”), Brooks Institute of Photography (“BIP”), California Culinary Academy (“CCA”), Sanford-Brown Institute-Atlanta (“SBI-Atlanta”), and AIU schools were each notified by the ED of the ED’s intent to conduct program reviews at the schools.  The ED has begun but has not yet completed each of these program reviews.

The Registrant is committed to resolving all issues identified in connection with these program reviews to the ED’s satisfaction and ensuring that the Registrant’s schools operate in compliance with all ED regulations.

The Registrant cannot predict the outcome of these ED actions, and any unfavorable outcomes could have a material adverse effect on the Registrant’s business, results of operations, cash flows, and financial position.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

99.1	Press release of the Registrant dated December 12, 2006, reporting the decision by SACS regarding the probationary status of AIU.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Patrick K. Pesch.
Patrick K. Pesch
Executive Vice President, Chief Financial Officer, and Assistant Secretary

Dated: December 12, 2006

Exhibit Index

Exhibit Number	Description of Exhibits

99.1	Press release of the Registrant dated December 12, 2006, reporting the decision by SACS regarding the probationary status of AIU.